STRATEGIC STORAGE TRUST, INC. ENTERS SAN FRANCISCO MARKET; ACQUIRES TWO PROPERTIES FOR APPROXIMATELY $14.1 MILLION

SAN FRANCISCO, Calif. - April 14, 2011 - Strategic Storage Trust, Inc. (SSTI) - a publicly registered non-traded REIT targeting the self-storage market - recently acquired two properties in the San Francisco area, totaling approximately 1,350 units, for an aggregate purchase price of $14,090,000.

The new sites will be rebranded under the SmartStop™ Self Storage trade name.

"This acquisition represents our emerging growth in Northern California," said H. Michael Schwartz, SSTI's chairman and CEO. "We continue to target the San Francisco Bay Area due to its geographic diversification, strong economic market and a forecast of population expansion."

The first property is located at 3480 Tennessee Street in the residential suburbs of east Vallejo, near the Blue Rock Springs Golf Club and at the intersection of Columbus Parkway. The property contains approximately 75,000 rentable square feet with 860 units on approximately 4.1 acres of land. Built in 2001, the facility consists of seven single-story buildings with ground level and drive-up access located on a main residential intersection.

The second property is located at 222 San Pedro Avenue in Morgan Hill and contains 61,000 rentable square feet with 490 units on approximately 3.0 acres. It is located in Santa Clara County, part of Silicon Valley, with easy access to Monterey Road, the main north-south route in town, as well as Highway 101. Built in 1997, it consists of three single-story buildings with ground level and drive-up access.

"The Morgan Hill property is a prime location as it is in close proximity to Silicon Valley; while the Vallejo property is located in a suburban residential neighborhood offering strong barriers to entry," said Wayne Johnson, senior vice president of acquisitions for SSTI.

Aaron Swerdlin, senior managing director of Holliday, Fenoglio, Fowler, L.P. (HFF) represented the sellers in the transaction.

"With the loan assumption involved in this transaction, it was extremely valuable to have a sophisticated buyer like SSTI who was able to navigate both the time and procedural obstacles," Swerdin said. "SSTI's execution on the transaction was unflawed and their flexibility with the difficult process was commendable."

Since the launch of SSTI in 2008, SSTI's portfolio of wholly-owned properties has expanded to include 61 properties in 16 states and Canada.

About Strategic Storage Trust, Inc.

Strategic Storage Trust, Inc. (SSTI) is the first and only self-storage REIT in the public non-traded REIT marketplace. SSTI is one of five publicly registered self-storage REITs in the United States and is one of the fastest growing REITs nationwide. The Strategic Storage Trust management team is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self-storage properties. The REIT's storage facilities are branded as SmartStop™ Self Storage throughout the country. Its portfolio includes approximately 40,000 self-storage units and 5.1 million rentable square feet of storage space. SSTI's sponsor is Strategic Capital Holdings LLC, which manages a growing portfolio of over 7.5 million square feet of commercial properties, including 5.8 million square feet of self-storage facilities, with a combined market value of over $780 million.

For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com

To view our properties and locations or to find a nearby storage facility, visit www.smartstopselfstorage.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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